CONSENT OF INDEPENDENT AUDITORS

October 17, 2003

U.S. Securities and Exchange Commission
450 5th Street, N. W.
Washington, D.C. 20549

Re:       Consent to be named in the S-8 Registration Statement of Skinvisible, Inc., a Nevada corporation, to be filed on or about October 17, 2003, covering the registration of 2,500,000 shares of common stock pursuant to a consulting agreement.

Dear Sirs:

We hereby consent to the use of our report for the period ended December 31, 2002, dated March 28, 2003 in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Sarna & Company

Sarna & Company
Certified Public Accountants